Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

SECOND QUARTER 2023 EARNINGS (UNAUDITED)

Berwick, Pennsylvania –July 31, 2023 First Keystone Corporation (OTC Pink: FKYS, the “Corporation”), parent company of First Keystone Community Bank, reported net income for the six months ended June 30, 2023 of $2,496,000. Net income per share was $0.41 while dividends totaled $0.56 per share for the six months ended June 30, 2023. Net income decreased by $4,869,000 or 66.1% as compared to the same period in 2022. The decrease was significantly due to increases in interest expense and non-interest expense.

Total interest income increased by $5,218,000 or 24.0%, as compared to the six months ended June 30, 2023. The increase was predominantly due to increased interest rates, growth in commercial real estate loans, and increased interest and dividend income on securities, offset by a $316,000 decrease in Paycheck Protection Program loan fees due to the discontinuation of the SBA program. Total interest expense increased by $9,543,000 primarily due to a $5,493,000 increase in interest paid to depositors and a $4,139,000 increase in interest paid on short-term borrowings primarily through the Federal Home Loan Bank. The increase in interest expense resulted largely from increased interest rates in response to increases in the Federal Funds rate and increased borrowings in response to lower deposits, primarily municipal and school district deposits.

Non-interest income increased by $88,000 or 3.0% for the six months ended June 30, 2023 as compared to the same period in 2022. Gains on sales of mortgage loans increased by $68,000 and ATM and debit card fees increased by $31,000. Service charges and fees on deposits increased by $38,000 mainly due to more occurrences of accounts in overdraft status. These increases were offset by decreases in trust department income and other income in the combined amount of $61,000. Net securities losses for the six months ended June 30, 2023 of $125,000 were realized due to $224,000 in net losses on market value fluctuations on marketable equity securities held in the Corporation’s portfolio offset by $99,000 in net gains on the sales of securities during the six months ended June 30, 2023.

Non-interest expense increased during the six months ended June 30, 2023 to $14,910,000. The $1,799,000 or 13.7% increase from the same period in 2022 was mainly the result of a $1,103,000 increase in salaries and employee benefits due to an increase in salaries expense and healthcare costs, a $215,000 increase in ATM and debit card expense due to ATM fraud and increased fees related to debit card transaction processing and electronic funds transfers, a $117,000 increase in occupancy expenses due to costs associated with new branch locations, a $160,000 increase in data processing expenses for improved user experiences and system upgrades, and a $113,000 increase in professional services expense due to increased audit and legal fees.

Income tax decreased $764,000 during the six months ended June 30, 2023, as compared to the same period in 2022 due to lower overall operating income. The Corporation recognized $117,000 and $132,000 of tax credits from low-income housing partnerships during the first half of 2023 and 2022, respectively.

Total Assets increased to $1,307,899,000 at June 30, 2023, an increase of $3,317,000 or 0.3% as compared to June 30, 2022. Securities and restricted stocks decreased $76,001,000 or 18.2% and net loans increased $68,422,000 or 8.6% during the six months ended June 30, 2023 as compared to the same period in 2022. Deposits decreased by $57,767,000 or 5.8% at June 30, 2023 as compared to June 30, 2022, due to a decrease in both non-interest and interest bearing deposits, primarily municipal deposits and savings and money market accounts, stemming from decreased stimulus funded deposits, etc. Stockholders’ equity decreased $4,194,000 or 3.3% principally due to a decrease in the market value of the securities portfolio resulting in a larger accumulated other comprehensive loss position at June 30, 2023 as compared to June 30, 2022.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.